Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment to Employment Agreement (the “Amendment”) is made as of this 13th day of August, 2013, by and between NewLink Genetics Corporation (the “Company”), and Charles J. Link (“Executive”) (collectively, the “Parties”).
Whereas, the Company and Executive are parties to that certain Employment Agreement dated as of December 6, 2010 (the “Employment Agreement”), which sets forth the terms of the Executive's employment as Chief Executive Officer (“CEO”) of the Company; and
Whereas, the Company and Executive desire to amend the Employment Agreement to modify certain provisions of the Employment Agreement, as described in this Amendment.
Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:
1.Amendment to Section 7 (Bonus) of Employment Agreement. Section 7 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

7.    Bonus. Executive may be eligible to receive an annual performance bonus, as determined by the Board of Directors or by the Compensation Committee (“Bonus”), based upon Executive's achievement of certain milestones and performance objectives established by the Company's Board of Directors or Compensation Committee (“Variable Incentive Bonus Plan”).  The Board of Directors or the Compensation Committee, in its sole discretion, shall determine the maximum Bonus opportunity for a given year, the extent to which Executive has achieved the performance targets upon which Executive's Bonus opportunity may be based, any other terms and conditions applicable to the Bonus, the amount of Bonus to be paid to Executive, if any, and whether and to what extent a Bonus will be paid with respect to any year during which Executive's employment terminates, subject to the terms and conditions of this Agreement.  Bonuses are not earned until they are approved in writing by the Board of Directors or Compensation Committee. Any Bonus payments shall be subject to applicable employment taxes, withholding and deductions.

2.Amendment to Section 10(d) Termination by the Company without Cause of for Good Reason. Section 10(d) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

(d)    Termination by the Company without Cause or for Good Reason. In the event Executive's employment is terminated without Cause (as defined herein) or due to death or disability (as provided in Section 10(a)) or Executive resigns for Good Reason (as defined herein) and upon the execution of a Release by Executive and written acknowledgment of Executive's continuing obligations under the Proprietary Information Agreement, Executive shall be entitled to receive the equivalent of twenty-four (24) months of his Base Salary as in effect immediately prior to the termination date, payable on the same basis and at the same time as previously paid and subject to employment tax withholdings and deductions, commencing on the first regularly scheduled pay date following the effective date of the Release. Additionally, in the event that Executive is terminated without cause or for good reason, and subject to the same Release and acknowledgment of continuing obligations described above, Executive shall be entitled to receive a bonus in the amount equal to the most recently paid Bonus as described in Section 7. Provided that Executive is eligible for and timely elects continuation of his health insurance pursuant to COBRA, for a period of eighteen (18) months following a

Exhibit 10.1

termination without Cause, the Company shall also reimburse Executive for the cost of COBRA premiums to be paid in order for Executive to maintain medical insurance coverage that is substantially equivalent to that which Executive received immediately prior to the termination provided, however, that the Company's obligation to pay Executive's COBRA premiums will cease immediately in the event Executive becomes eligible for group health insurance during the eighteen (18) month period, and Executive hereby agrees to promptly notify the Company if he becomes eligible to be covered by group health insurance in such event (the salary continuation, bonus and COBRA reimbursement are collectively referred to as the “Severance Benefits”). The Release shall not apply in the event that Executive does not accept the Severance Benefits.
3.Amendment to Section 11 Change in Control Termination. Section 11 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

(a)    Change in Control Termination. If within the thirteen (13) months immediately following a Change in Control or the one (1) month immediately preceding a Change in Control: (i) Executive is involuntarily terminated by the Company (or its successor entity) other than for Cause or (ii) Executive voluntarily terminates his employment with the Company (or its successor entity) for Good Reason (either constituting a “Change in Control Termination”), and in each case Executive signs a Release in the form of Exhibit B and written acknowledgment of Executive's continuing obligations under the Proprietary Information Agreement, Executive shall be entitled to the equivalent of twenty-four (24) months of his Base Salary as in effect immediately prior to the Change in Control Termination date, payable on the same basis and at the same time as previously paid and subject to employment tax withholdings and deductions, commencing on the first regularly scheduled pay date following the effective date of the Release. Additionally, in the event that Executive is terminated under a Change in Control as described above, and subject to the same Release and acknowledgment of continuing obligations described above, Executive shall be entitled to receive a bonus in the amount equal to the most recently paid Bonus as described in Section 7, multiplied by two (2). Provided that Executive is eligible for and timely elects continuation of his health insurance pursuant to COBRA, for a period of eighteen (18) months following a Change in Control Termination, the Company shall also reimburse Executive for the cost of COBRA premiums to be paid in order for Executive to maintain medical insurance coverage that is substantially equivalent to that which Executive received immediately prior to the termination provided, however, that the Company's obligation to pay Executive's COBRA premiums will cease immediately in the event Executive becomes eligible for group health insurance during the eighteen (18) month period, and Executive hereby agrees to promptly notify the Company if he becomes eligible to be covered by group health insurance in such event (the salary continuation, bonus and COBRA reimbursement are collectively referred to as the “Change in Control Severance Benefits”). The Release shall not apply in the event that Executive does not accept the Change in Control Severance Benefits.
(b)    Vesting. In addition, the Company will vest one-hundred (100%) of the shares subject to Executive's options and such vesting shall occur upon the occurrence of the Change in Control in the case of a Change in Control Termination occurring prior to the Change in Control or upon termination in the case of a Change in Control Termination occurring after the Change of Control. All other terms and conditions set forth in the options, the Plan, and the applicable stock option agreements shall remain in full force and effect.
(c)    Definition of Change in Control. For purposes of this Agreement, “Change in Control” of the Company has the same definition as set forth in the Company's 2009 Equity Incentive Plan.

Exhibit 10.1

4.Effect of Amendment. Except as specifically amended by this Amendment, the Employment Agreement remains in full force and effect according to its terms. Except as specifically provided in this Amendment, nothing contained in this Amendment is intended to affect the parties' existing or continuing rights or obligations under the Employment Agreement, as modified hereby.

In Witness Whereof, the parties have each duly executed this Employment Agreement as of the day and year first above written.
NewLink Genetics Corporation
/s/ Gordon Link
Print Name:     Gordon Link
Its:     Chief Financial Officer

Employee

/s/ Charles J. Link, Jr.

Print Name: Charles J. Link, Jr.